Exhibit 10.1

SHARE PURCHASE AGREEMENT

between

Beyondsoft International (Singapore) Pte. Ltd.

And

Nvni Group Limited

Dated as of April 3, 2026

i

ANNEXES AND SCHEDULES

ANNEXES

Annex A	SHA Key Terms

Annex B	Form of Working Capital Statement and Accounting Polices

SCHEDULES

Schedule A	Seller Disclosure Schedules

Schedule B	Existing Company Subsidiaries

Schedule C	Restructuring Plan

Schedule D	Documents Index in the Virtual Data Room

Schedule 1.1(a)	Seller Knowledge Group

Schedule 1.1(b)	Buyer Knowledge Group

Schedule 4	Representations and Warranties regarding the Target Group Companies

Schedule 4.10.1	Leases

Schedule 6.2(b)	Permitted Conduct

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of April 3, 2026, between Beyondsoft International (Singapore) Pte. Ltd., a company incorporated under the laws of Singapore (the “Seller”) and Nvni Group Limited, a Cayman Islands corporation (the “Buyer”).

W I T N E S E T H:

WHEREAS, the Existing Company Subsidiaries are currently engaged in the business of providing IT consulting and services business as currently conducted (the “Business”);

WHEREAS, prior to the Closing (as defined below) and subject to the conditions of this Agreement, the Seller intends to undertake the Restructuring (as defined below) in which the Business will be transferred to the Target Group (as defined below);

WHEREAS, upon the completion of Restructuring according to the terms of this Agreement, (i) the Seller shall own all of the issued and fully paid-up shares (the “Company Shares”) in the capital of a holding company to be established pursuant to the Restructuring Plan as attached in Schedule C (the “Company”), and the Company shall directly or indirectly hold all of the issued and full paid-up shares of the each Target Group Company (as defined below), and (ii) the Business shall thereafter be carried out by the Target Group;

WHEREAS, the Seller desires to sell or causes to be sold to the Buyer, and the Buyer desires to purchase from the Seller or its designated entity, 51% of total equity interest in the Company (the “Sold Shares”) upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Seller and the Buyer desire to make certain representations, warranties, covenants and agreements as set out in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1 Certain Definitions. The following terms used in this Agreement and, except as otherwise defined therein, the Schedules, shall have the respective meanings set forth below:

“Accounting Policies” has the meaning set forth in Section 2.6(b).

“Accounts Date” means December 31, 2025.

“Actual Closing Net Debt Amount” means the actual Closing Net Debt Amount calculated and determined in accordance with Section 2.7(d)(iii).

“Actual Closing NWC Amount” means the actual Closing NWC Amount calculated and determined in accordance with Section 2.7(d)(iii).

“Actual Closing NWC Adjustment Amount” means the Actual Closing NWC Amount minus the Base NWC Amount. For the avoidance of doubt: (i) in the event that the Actual Closing NWC Amount is less than the Base NWC Amount, the Actual Closing NWC Adjustment Amount shall be a negative value; and (ii) in the event that the Actual Closing NWC Amount is more than the Base NWC Amount, the Actual Closing NWC Adjustment Amount shall be a positive value.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, provided that, with respect to the Seller, in respect of any period commencing at or after the Closing, “Affiliate” shall not include the Target Group Companies. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.

“Agreement” means this Share Purchase Agreement, including all Schedules and Annexes hereto, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Ancillary Agreements” means, collectively, the Shareholders Agreement, the Share Charge Agreement and the Transition Services Agreement.

“Annexes” means the Annexes listed under “Annexes and Schedules” and attached to this Agreement.

“Assets” means all assets, both tangible and intangible, of every kind, nature and description.

“Base NWC Amount” means US$1,602,000.

“Benefit Plans” means all material benefit and compensation plans (including the management incentive plan), contracts, policies or arrangements covering current or former Employees, and severance, change of control, deferred compensation, stock option, stock purchase, phantom stock, stock appreciation rights, stock-based, incentive and bonus plans maintained or sponsored by any Target Group Company.

“Beyondsoft Corporation” means Beyondsoft Corporation (ti§lziffi1� 0-§J), a company incorporated under the laws of China, with stock code 002649.SZ.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the PRC, the United States and Singapore are authorized or obligated by Law to close.

“Buyer” has the meaning set forth in the Recitals.

“Cash” means, at any time, cash in hand or at bank and (in the latter case) credited to an account in the name of any Target Group Company and to which any Target Group Company is alone (or together with other Target Group Companies) beneficially entitled at that time, which for the avoidance of doubt shall include cash in tills, cash in transit and uncleared checks received by the Target Group Companies.

“Cash Equivalent” means, at any time, and without double counting any Cash amounts, any trapped, restricted or collateralized cash and any money market investments or financial derivative investments (including any accrued interest or gains thereon), in each case credited to an account in the name of any Target Group Company and to which any Target Group Company is alone (or together with other Target Group Companies) beneficially entitled at that time.

“Claim Notice” has the meaning set forth in Section 8.5(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Net Debt Amount” means an amount equal to (a) the consolidated Indebtedness of the Target Group Companies, minus (b) the consolidated Cash and Cash Equivalents of the Target Group Companies, in each case, as of the Closing (or, if the Closing does not occur on the last day of a calendar month, the last day of the calendar month immediately before the Closing Date).

“Closing NWC Amount” means an amount equal to (a) consolidated Current Assets of the Target Group Companies, minus (b) the consolidated Current Liabilities of the Target Group Companies, in each case, as of the Closing.

“Closing Obligations” has the meaning set forth in Section 2.5(a).

“Company” has the meaning set forth in the Recitals.

“Company Financial Statements” means the unaudited pro forma consolidated financial statements of the Target Group Companies for the financial year ended as at 31 December 2024 and 31 December 2025, including the related notes and schedules thereto.

“Company Intellectual Property” means the Intellectual Property owned by any Target Group Company and used exclusively in the Business.

“Company Material Adverse Effect” means a change, effect, circumstance or development that is materially adverse to the financial condition, properties, Assets, Liabilities or results of operations of the Business or the Company (including the Target Group Companies), taken as a whole; provided that none of the following (or the results thereof), in and of themselves, shall be deemed to give rise to a Company Material Adverse Effect:

(a)  any change, or a series of similar or related changes, after the date of this Agreement in any Law or generally accepted accounting principles, or interpretations or application thereof applicable to the Business;

(b)  any change, or a series of similar or related changes, in economic conditions or financial markets generally in any country in which the Business is conducted or fluctuation in the value of any currency;

(c)  any change, or a series of similar or related changes, in business conditions or industry-wide factors generally affecting the industry or industries in which the Target Group Companies operate;

(d)  any act of war, declared or undeclared, armed hostilities, sabotage, terrorism, calamity, natural disaster, pandemic (including COVID-19), epidemic or other public health crises, act of God or other similar event, occurrence or circumstance, or series of such similar or related acts, events, occurrences or circumstances;

(e)  any change, effect, circumstance or development, or a series of similar or related changes, effects, circumstances or developments, proximately caused by the pendency, or the announcement, of the Transaction, or any action, or forbearance from taking an action, required or permitted by the terms of this Agreement or to which the Buyer consents, or which the Buyer requests, in accordance with the terms of this Agreement;

(f)  any failure to meet any estimates of revenues or earnings for the Business for any period ending on or after the date of this Agreement, provided that the foregoing exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such a failure to meet estimates has resulted in a Company Material Adverse Effect in accordance with the terms of this Agreement; or

(g)  any amendment or supplement to, waiver of any provision of, termination of, or failure to renew any existing Contract relating to the Business in the Ordinary Course and/or entering into any new or replacement supply Contract relating to the Business in the Ordinary Course, and any change, effect, circumstance, or development, or a series of similar or related changes, effects, circumstances or developments related thereto;

and, provided, further, that, with respect to clauses (b), (c) and (d), such change, effect, circumstance or development does not disproportionately and adversely affect the Target Group Companies compared to other companies of similar size operating in the same industry in which the Target Group Companies operate.

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 26, 2025 between Seller and its Affiliates and Buyer and its Affiliates.

“Consent” means any consent, approval, clearance, compliance, exemption, authorization, order, filing, registration or qualification of or with any Person (including, without limitation, any Governmental Authority), including any waiver of unilateral termination or similar rights upon a change of control of any Person.

“Contract” means any agreement, contract, commitment, instrument, guarantee, undertaking, lease, note, mortgage, indenture, license or arrangement (and, unless expressly indicated otherwise, whether written or oral, including any amendments and waivers thereof and supplements thereto).

“Current Assets” means, without duplication, the sum of line items set forth under the heading “Current Assets” in the Form of Working Capital Statement, as determined in accordance with the Accounting Policies and, (x) to the extent supplemental guidance is required, in the same manner, with consistent classification and estimation methodology, as the Company Financial Statements, and (y) to the extent further supplemental guidance is required, US GAAP; provided that in the event that the Form of Working Capital Statement and/or the Accounting Policies conflict with any of the sources set forth in the preceding clause (x) or (y), the Form of Working Capital Statement and the Accounting Policies shall prevail.

“Current Liabilities” means, without duplication, the sum of line items set forth under the heading “Current Liabilities” in the Form of Working Capital Statement, as determined in accordance with the Accounting Policies and, (x) to the extent supplemental guidance is required, in the same manner, with consistent classification and estimation methodology, as the Company Financial Statements, and (y) to the extent further supplemental guidance is required, US GAAP; provided that in the event that the Form of Working Capital Statement and/or the Accounting Policies conflict with any of the sources set forth in the preceding clause (x) or (y), the Form of Working Capital Statement and the Accounting Policies shall prevail.

“De Minimis Amount” has the meaning set forth in Section 8.2(b).

“Deductible” has the meaning set forth in Section 8.2(b).

“Due Diligence Information” means any information which could reasonably be expected to be apparent from a review of the following:

(a)  the information contained in the Virtual Data Room as of the date that is two (2) Business Days prior to the date of this Agreement, the index of which is set out in Schedule D and the content of which is contained in an archive folder in the Virtual Data Room as of April 1, 2026;

(b) the Seller Disclosure Schedules; and

(c)  facts, matters and circumstances that would have been known by the Buyer had the Buyer conducted all searches, enquiries and inspections which a prudent buyer would make on the date that is two (2) Business Days prior to the date of this Agreement (including but not limited to records open to public inspection (including via access to public databases) maintained or otherwise made available or accessible by the relevant Governmental Authorities in the countries in which the Target Group Companies operate in).

“Duty” means any stamp, transaction or registration duty or similar charge (however called) imposed by any Governmental Authority on or in respect of any document, transaction, arrangement or Contract, and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.

“Employee” means each individual who immediately prior to the Closing will be employed by any Target Group Company.

“Encumbrance” means any lien (statutory or otherwise, and including, without limitation, environmental, tax, mechanic’s, materialman’s and similar liens), pledge, charge, claim, encumbrance, deed of trust, security interest, option, mortgage, easement, right of way, limitation, encroachment, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, title defect, charge or other encumbrance, adverse claim or restriction of any kind.

“Enterprise Value” means US$158,250,000, being the agreed aggregate enterprise value of the Target Group.

“Environmental Law” means any Law and any governmental authorization concerning the protection of the environment (including air, surface water, groundwater, drinking water supply, and surface or subsurface land or structures), or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance.

“Estimated Purchase Price” means the amount calculated and determined in accordance with Section 2.6(a).

“Existing Company Subsidiary” means each of the entities set forth in Schedule B.

“Fairly Disclosed” means disclosed in sufficient detail to enable a reasonable buyer experienced in transaction of similar nature of the Transaction to identify the substance, nature and scope of the matter.

“Final Purchase Price” means the amount calculated and determined in accordance with Section 2.7(a).

“Form of Working Capital Statement” has the meaning set forth in Section 2.6(b).

“Governmental Authority” means a government or governmental, semi-governmental, regulatory, administrative, fiscal or judicial body, department, commission, bureau, authority, tribunal, office, agency or entity whether foreign, federal, state, territorial or local.

“Governmental Order” means any order, writ, judgment, injunction, decree, declaration, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substance” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law.

“Indebtedness” of any Person means all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, all obligations evidenced by bonds, debentures, notes or similar instruments, and all liabilities in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital.

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Independent Accountant” means one of the “Big 4” accounting firms that is not the auditor for any of the Seller, the Company, the Buyer or their respective Affiliates or, if it is unable or unwilling to serve, such other internationally recognized independent certified public accounting firm as mutually agreed upon by the Parties.

“Intellectual Property” means all industrial and intellectual property rights of whatever nature throughout the world conferred under statute, common law or equity, whether existing now or at any time in the future, and includes rights in respect of or in connection with copyright, inventions (including patents), formulae, databases, business processes and methods, circuit layouts, plant varieties, trade marks, service marks, trading names (including both business and company names), domain names, designs, confidential information, trade secrets and know-how and similar industrial and intellectual property rights, whether or not registered or registrable, and includes the right to apply for or renew the registration of such rights. Notwithstanding the foregoing, Intellectual Property includes any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including "handles"), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (f) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; and (g) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“Knowledge” or any similar phrase means the actual knowledge of (a) in the case of the Seller, the individuals named in Schedule 1.1(a), and (b) in the case of the Buyer, the individuals named in Schedule 1.1(b).

“Law” means any constitutional provision, law, statute, ordinance, treaty, directive, national action plan, rule, regulation, code, order, judgment, injunction or decree adopted, enacted, issued, promulgated, enforced, enabled, made effective or entered by any Governmental Authority (including, without limitation, with respect to any Law adopted, enacted, issued, promulgated, enforced, enabled, made effective or entered after this the date of this Agreement, any of the foregoing enacted, issued, promulgated, enforced, enabled, made effective or entered pursuant to, in furtherance of, in connection with or in transposition, implementation, enabling or enforcement of, any directive or other framework laws, statutes, regulations or similar provisions).

“Leased Real Property” means the real properties leased by any Target Group Company under the Leases.

“Leases” has the meaning set forth in Section 10.1 of 0.

“Legal Proceeding” means civil, criminal, administrative or regulatory action, suit, proceeding, claim, arbitration, hearing or investigation, including any final judgment, order or decree resulting therefrom.

“Liability” means any and all Indebtedness, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by any applicable accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“Liability Cap” means US$ 12,106,125.

“Losses” means all actual out-of-pocket damages, losses, costs (including reasonable legal fees and expenses, and reasonable experts’ and consultants’ fees), charges and expenses, but excluding any loss of profit, loss of opportunity, loss of revenue, loss of goodwill, diminution in value and any other indirect or consequential losses or punitive damages. For the avoidance of doubt, the determination of a Loss excludes the application of any multiple to any accounting value or other valuation methodology which may be implicit in the Final Purchase Price.

“Mitigation Actions” has the meaning set forth in Section 8.8.

“Nasdaq” has the meaning set forth in Section 7.3(d).

“Notice Period” has the meaning set forth in Section 8.5(a).

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business in accordance with normal day-to-day customs, practices and procedures and consistent with past practice.

“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation and bylaws, and with respect to any other type of entity, its organizational documents.

“Outside Date” has the meaning set forth in Section 9.1(b).

“Parties” means each of the Seller and Buyer.

“Permits” means any permits, licenses, variances, exemptions, orders, approvals, authorizations, certificates, franchises, qualifications, registrations, consents, notices and rights, in each case from a Governmental Authority.

“Permitted Encumbrances” means (a) liens for Taxes that are not delinquent or are being contested in good faith, (b) mechanic’s, materialman’s and other liens for work, labor, materials or supplies provided with respect to the Leased Real Property incurred in the Ordinary Course of Business for amounts which are not delinquent or are being contested in good faith, (c) the terms and provision of the Leases and liens on the respective landlords’ interests under each of the Leases, (d) zoning, building, land use and other similar laws, rules or regulations regulating the use or occupancy of the Leased Real Property or the activities conducted thereon, (e) liens created in the Ordinary Course of Business that do not prevent the current use or occupancy of the Leased Real Property or the current operation of the Business thereon, (f) easements, rights of way, servitudes, covenants, conditions, restrictions, oil, gas or other mineral (whether similar or dissimilar) leases, rights, royalties or other interests, defects, irregularities, impediments, imperfections, exceptions in or to title, and other matters of public record in the jurisdiction where the Leased Real Property is located that do not prevent the current use or occupancy of the Leased Real Property or the current operation of the Business thereon, (g) liens identified in Schedules, or reflected or referred to in the Company Financial Statements (including the notes thereto, if applicable), or reflected on title policies, title reports, surveys or other similar reports or listings, which have previously been provided to the Buyer,, (h) conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (i) exclusive licenses and non-exclusive licenses granted in the Ordinary Course of Business, (j) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such registration and (k) other Encumbrances that are immaterial to the Business or that would not materially impair the conduct of the Business as currently conducted. Notwithstanding anything in this definition to the contrary, as of the Closing, Encumbrances in favor of the Seller or any of its Affiliates shall not be Permitted Encumbrances.

“Person” means a natural person, a corporation, a partnership, an association, an incorporated or unincorporated joint venture, a limited liability company, a Governmental Authority, an unincorporated organization or entity, a trust or any other group, entity or organization.

“Post-Closing Tax Period” means any Tax period that begins after the Closing Date.

“PRC” or “China” means the People’s Republic of China, for the sole purpose hereof, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“Pre-Closing Tax Period” means a Tax period that ends on or prior to the Closing Date.

“Projected Closing Net Debt Amount” means the estimate of the Closing Net Debt Amount calculated and determined in accordance with Section 2.6(b).

“Projected Closing NWC Amount” means the estimate of Closing NWC Amount calculated and determined in accordance with Section 2.6(b).

“Projected Closing NWC Adjustment Amount” means the Projected Closing NWC Amount minus the Base NWC Amount. For the avoidance of doubt: (i) in the event that the Projected Closing NWC Amount is less than the Base NWC Amount, the Projected Closing NWC Adjustment Amount shall be a negative value; and (ii) in the event that the Projected Closing NWC Amount is more than the Base NWC Amount, the Projected Closing NWC Adjustment Amount shall be a positive value.

“Related Person” has the meaning set forth in Section 10.3(b).

“Remaining Disagreement” has the meaning set forth in Section 2.7(d)(i).

“Representatives” means, with respect to any Person, its shareholders, officers, directors, partners, members, employees, accountants, internal and outside counsel, consultants, advisers, agents and other representatives, and any representatives of any of the foregoing.

“Restructuring” means the restructuring plan and the main steps thereof as set forth in Schedule C to be carried out by the Seller prior to Closing in accordance with this Agreement.

“Schedules” means the Schedules listed under “Annexes and Schedules” and attached to this Agreement.

“Seller” has the meaning set forth in the Recitals.

“Seller Disclosure Schedules” mean the disclosure schedules provided by the Seller to the Buyer attached hereto as Schedule A.

“Seller Group” means Seller and its Affiliates.

“Seller’s Objection” has the meaning set forth in Section 2.7(c).

“SHA Key Terms” means key terms of the shareholders agreement in respect of the governance of the Company and certain rights and obligations of the shareholders post-closing, which have been entered into by and between the Seller and the Buyer on the date hereof and attached hereto as Annex A.

“Share Charge” has the meaning set forth in Section 2.9.

“Share Charge Agreement” has the meaning set forth in Section 2.9.

“Shareholders Agreement” means a shareholders agreement to be entered into by and among the Company, the Seller and the Buyer as of the Closing Date, which shall be based on and consistent with the terms set forth in the SHA Key Terms.

“SIAC” has the meaning set forth in Section 10.7(b).

“SIAC Rules” has the meaning set forth in Section 10.7(b).

“Sold Shares” has the meaning set forth in the Recitals.

“Straddle Tax Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person, of which a majority of the outstanding voting securities, other voting rights or voting partnership interest is owned directly or indirectly by such first Person (or, if there is no such voting interest, more than fifty percent (50%) of the equity interest of which is owned directly or indirectly by such first Person), or if the other Person controls the composition of the board of directors of the first Person.

“Target Group Companies” or “Target Group” means the Company, the Existing Company Subsidiaries and all the new companies to be established pursuant to the Restructuring Plan as set forth in Schedule C, and a “Target Group Company” means any of them.

“Tax” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, excise, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, or additional amounts imposed whether arising before, on or after the Closing Date.

“Tax Matter” has the meaning set forth in Section 6.7(e).

“Tax Mitigation Actions” has the meaning set forth in Section 6.7(f).

“Tax Returns” means any return, statement, report or form, including in each case any amendments thereto, required to be filed with any Taxing Authority by or with respect to Taxes or any claim for refund.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of Taxes.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction” means, collectively, the purchase and sale of the Sold Shares and the other transactions contemplated by, pursuant to or referred to in, this Agreement and the Ancillary Agreements.

“Transition Services Agreement” a transition services agreement to be entered into by and between the Company and the Seller as of the Closing Date.

“USD” or “US$” means the United States dollar, the currency of the United States. “US GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Virtual Data Room” means the electronic data room created for purposes of the Transaction contemplated hereby and maintained by Datasite.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the word “day” means calendar day;

(b) the words “hereof”, “herein”, “hereunder” and “hereby” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)  the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d)  references in this Agreement to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

(e)  wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references in this Agreement to either gender include each gender.

ARTICLE II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Sold Shares. Subject to the terms and conditions set forth in this Agreement, the Seller shall sell and transfer the Sold Shares to the Buyer, and the Buyer shall purchase the Sold Shares from the Seller, with all risks and benefits (including the rights to all dividends declared and paid on or after the Closing Date) attached or accruing to them on the Closing, free and clear of all Encumbrances other than any Permitted Encumbrances.

Section 2.2 Closing. The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the last day of the calendar month in which the last of the conditions precedent set forth in ARTICLE VII (other than those conditions precedent that by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions precedent) is satisfied or duly waived, or at such other time as the Parties may mutually agree; provided that, if the last day of such calendar month is not a Business Day, the Closing shall take place on the first Business Day following such calendar month, with the purchase price adjustment provided in Section 2.6 and Section 2.7 being conducted as of the last day of such calendar month. The date on which Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3 Deliveries and Actions by the Seller and the Company at the Closing. At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

(a) a copy of the transfer form in respect of all of the Sold Shares duly executed by the Seller;

(b)  a copy of the Shareholders Agreement duly executed by the Seller and the Company;

(c) a copy of the Share Charge Agreement duly executed by the Seller; and

(d)  a copy of the Transition Services Agreement duly executed by the Seller and the Company.

Section 2.4 Deliveries and Actions by the Buyer at the Closing. At the Closing, the Buyer shall deliver to the Seller the following:

(a) a copy of the transfer form in respect of all of the Sold Shares duly executed by the Buyer;

(b) a copy of the Shareholders Agreement duly executed by the Buyer; and

(c) a copy of the Share Charge Agreement duly executed by the Buyer.

Section 2.5 Interdependence.

(a) The respective obligations of the Seller and the Buyer under Section 2.3 and Section 2.4 (those obligations collectively being the “Closing Obligations”) are interdependent.

(b)  Subject to Section 2.5(c), all actions required to be performed to comply with the Closing Obligations are taken to have been performed simultaneously on the Closing Date.

(c)  The Closing will occur if the Seller and the Buyer comply with their respective Closing Obligations.

Section 2.6 Estimated Purchase Price.

(a)  The Estimated Purchase Price for the sale of the Sold Shares shall equal to the amount calculated as following:

Estimated Purchase Price	=	[Enterprise Value	-	Projected Closing Net Debt Amount	+	Projected Closing NWC Adjustment Amount]	*	51%

(b) At least five (5) Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared in good faith, and deliver to the Buyer:

(i) the Projected Closing Net Debt Amount;

(ii) the Projected Closing NWC Amount; and

(iii) the Projected Closing NWC Adjustment Amount.

In calculating the Project Closing NWC Amount, the Seller shall use the form of working capital statement set forth in Annex D (the “Form of Working Capital Statement”). The Seller shall determine the Project Closing NWC Amount (including the respective line items for Current Assets and Current Liabilities set forth on the Form of Working Capital Statement) and the Projected Closing Net Debt Amount in accordance with the accounting methods, policies, practices and procedures set forth in Annex D and taking into account such items as are expressly included or excluded from any foregoing calculation expressly in this Agreement (collectively, the “Accounting Policies”), to the extent applicable, and, (x) to the extent supplemental guidance is required, in the same manner, with consistent classification and estimation methodology, as the Company Financial Statements, and (y) to the extent further supplemental guidance is required, US GAAP; provided that in the event that the Form of Working Capital Statement and/or the Accounting Policies conflict with any of the sources set forth in the preceding clause (x) or (y), the Form of Working Capital Statement and the Accounting Policies shall prevail. The Project Closing NWC Amount and the Project Closing Net Debt Amount shall be used in determining the Estimated Purchase Price, and shall be subject to the Post-Closing Purchase Price Adjustment provisions of Section 2.7 below.

Section 2.7 Post-Closing Purchase Price Adjustment.

(a)  Final Purchase Price. The Final Purchase Price for the sale of the Sold Shares shall equal to the amount calculated as following:

Final Purchase Price	=	[Enterprise Value	-	Actual Closing Net Debt Amount	+	Actual Closing NWC Adjustment Amount]	*	51%

(b) Preparation of the Actual Closing NWC Amount and Actual Closing Net Debt Amount.

(i)  The Buyer shall as soon as practicable, and in no event later than seventy-five (75) calendar days after the Closing Date, prepare, or cause to be prepared, and deliver to the Seller, a statement of:

(x) the Actual Closing Net Debt Amount;

(y) the Actual Closing NWC Amount; and

(z) the Actual Closing NWC Adjustment Amount.

(ii)  In preparing or causing to be prepared the Actual Closing NWC Amount, the Buyer shall use the Form of Working Capital Statement. The Buyer shall determine the Actual Closing NWC Amount (including the respective line items for Current Assets and Current Liabilities set forth on the Form of Working Capital Statement) and the Actual Closing Net Debt Amount in accordance with the Accounting Policies, to the extent applicable, and, (x) to the extent supplemental guidance is required, in the same manner, with consistent classification and estimation methodology, as the Company Financial Statements, and (y) to the extent further supplemental guidance is required, US GAAP; provided that in the event that the Form of Working Capital Statement and/or the Accounting Policies conflict with any of the sources set forth in the preceding clause (x) or (y), the Form of Working Capital Statement and the Accounting Policies shall prevail.

(c)  Review of the Actual Closing NWC Amount and the Actual Closing Net Debt Amount. The Seller shall complete its review of the Actual Closing NWC Amount and the Actual Closing Net Debt Amount within sixty (60) calendar days after delivery thereof by the Buyer. In the event that the Seller reasonably determines that the Actual Closing NWC Amount and/or the Actual Closing Net Debt Amount has not been prepared on the basis set forth in Section 2.7(b), the Seller shall, on or before the last day of such sixty (60)-day period, inform the Buyer in writing (such writing, the “Seller’s Objection”), setting forth a detailed description of the basis of the Seller’s determination and the adjustments to the Actual Closing NWC Amount and/or the Actual Closing Net Debt Amount that the Seller believes should be made; provided, however, that (i) no item of dispute shall be the subject of the Seller’s Objection that is based on developments after the Closing or that involves a judgment as to the future prospects of the Business or similar matters that are forward-looking in nature; and (ii) no adjustments shall be permitted to the extent they relate to (w) the specific Tax indemnities set out in Section 6.7 (but, for the avoidance of doubt, it being understood that if a particular Tax Liability is included in the Actual Closing NWC Amount and/or the Actual Closing Net Debt Amount, nothing shall prevent the Seller from proposing adjustments to such items and, if, and to the extent that, such items result in any adjustment of the Enterprise Value under Section 2.6 and Section 2.7, there shall be no double claim under Section 6.7 or Section 8.2); (x) the indemnities set out in Section 8.2 (but, for the avoidance of doubt, it being understood that if a particular Liability is included in the Actual Closing NWC Amount and/or the Actual Closing Net Debt Amount, nothing shall prevent the Seller from proposing adjustments to such items and, if, and to the extent that, such items result in any adjustment of the Enterprise Value under Section 2.6 and Section 2.7, there shall be no double claim under Section 6.7 or Section 8.2); and (y) matters that are the subject of a settled indemnification claim already notified under this Agreement and (z) matters that are related to the Restructuring (but, for the avoidance of doubt, other than the Restructuring Expenses).

(d) Determination by Independent Accountant.

(i) The Buyer shall have twenty (20) calendar days from the receipt of the Seller’s Objection to review and respond to the Seller’s Objection. If the Buyer and the Seller are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Seller’s Objection within twenty (20) calendar days following the completion of the Buyer’s review of the Seller’s Objection, each of them shall have the right to refer any remaining disagreements (the “Remaining Disagreements”) to Independent Accountant which, acting as experts and not as arbitrators, shall determine, on the basis set forth in and in accordance with Section 2.7(b), and only with respect to the Remaining Disagreements so submitted, whether and to what extent, if any, the Actual Closing NWC Amount and/or the Actual Closing Net Debt Amount require adjustment. The Buyer and the Seller shall instruct Independent Accountant to deliver its written determination to the Buyer and the Seller no later than thirty (30) calendar days after the Remaining Disagreements are referred to Independent Accountant.

(ii) Independent Accountant’s determination shall be conclusive and binding upon the Buyer and the Seller and their respective Related Persons, absent manifest error. In resolving any Remaining Disagreements, Independent Accountant may not assign a value to such item greater than the greatest value for such item asserted by the Seller or the Buyer or less than the smallest value for such item asserted by the Seller or the Buyer.

(iii)  The final Actual Closing NWC Amount shall be equal to the Actual Closing NWC Amount delivered by the Buyer pursuant to Section 2.7(b) in the event there is no Seller’s Objection and shall be equal to the Closing NWC Amount as agreed to by the Parties or as determined by Independent Accountant in the event of a Seller’s Objection. The final Actual Closing Net Debt Amount shall be equal to the Actual Closing Net Debt Amount delivered by the Buyer pursuant to Section 2.7(b) in the event there is no Seller’s Objection and shall be equal to the Closing Net Debt Amount as agreed to by the Parties or as determined by Independent Accountant in the event of a Seller’s Objection.

(iv)  Each of Seller and the Buyer shall bear one-half of the fees and disbursements of the Independent Accountant.

(e) Cooperation.

(i)  Without limitation to Section 6.3, the Buyer and the Target Group Companies shall provide to the Seller and its accountants full access to the books and records of the Buyer and the Target Group Companies and to any other information reasonably requested that relate to the Remaining Disagreements, including work papers of its accountants (subject to customary hold harmless covenants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for the Seller to review the Closing NWC Amount and the Closing Net Debt Amount.

(ii)  The Seller and the Buyer shall make readily available to Independent Accountant all relevant books and records and any work papers (including those of the Parties’ respective accountants, subject to customary hold harmless agreements) relating to the Closing NWC Amount, the Closing Net Debt Amount and the Seller’s Objection (if any) and all other items reasonably requested by Independent Accountant in connection therewith.

Section 2.8 Payment of the Final Purchase Price. The Final Purchase Price shall be paid as following:

(a)  The Final Purchase Price shall be paid in two installments: fifty (50%) of which (the “First Installment Amount”) shall be paid by the Buyer to the Seller on or prior to December 31, 2026 (the “First Payment Date”) and the remaining fifty (50%) of the Final Purchase Price shall be paid on or prior to December 31, 2029 (the “Final Payment Date”).

(b)  The Final Purchase Price shall bear interest at the simple rate of eight (8%) per annum. Interest shall be computed on the basis of the actual number of days elapsed over a year of 360 days and shall be calculated from (and including) the Closing Date to (but excluding) the date of payment thereof.

(c)  On the First Payment Date, the Buyer shall pay to the Seller, by wire transfer of immediately available funds to the bank account designated by the Seller, an amount in cash equal to (i) the First Installment Amount plus (ii) all interest accrued on the total Final Purchase Price from the Closing Date to the First Payment Date in accordance with Section 2.8(b).

(d)  Starting from January 1, 2027 through and including the Final Payment Date, the Buyer shall pay to the Seller, on a quarterly basis commencing March 31, 2027 (each a “Quarterly Payment Date”) by wire transfer of immediately available funds to the bank account designated by the Seller, an amount in cash equal to all interest accrued on the unpaid portion of the Final Purchase Price calculated from (and including) the First Payment Date or the immediately preceding Quarterly Payment Date to the date of payment hereof.

(e)  On the Final Payment Date, the Buyer shall pay to the Seller, by wire transfer of immediately available funds to the bank account designated by the Seller, an amount in cash equal to (i) all unpaid portion of the Final Purchase Price plus (ii) all interest accrued on such unpaid portion of the Final Purchase Price from the immediately preceding Quarterly Payment Date to the Final Payment Date.

(f)  For the avoidance of doubt, the Buyer shall have the right to pay any unpaid Final Purchase Price and accrued interest thereon at any time on or prior the respective Final Payment Date or the Quarterly Payment Date, its sole discretion.

Section 2.9 Share Charge.

(a)  On or prior to the Closing, the Seller and the Buyer shall (i) execute a share charge agreement (the “Share Charge Agreement”), pursuant to which the Buyer shall pledge all Sold Shares to the Seller to secure the payment of the Final Purchase Price and accrued interest thereon in accordance with Section 2.8 (the “Share Charge”) and (ii) prepare and execute all necessary documents in connection with the registration and filing of the Share Charge.

(b)  Immediately after the Closing and in no event later than thirty (30) days after the Closing, the Buyer shall, and the Seller shall cooperate with the Buyer to, make all filings and registrations that may be necessary under applicable Laws with the relevant registrar or authorities in Singapore, to give full force and effect of the security contemplated under the Share Charge.

(c)  In the event that the Buyer intends to use any debt financing to pay the Final Purchase Price, upon the receipt by the Seller of any amount no less than the First Installment Amount plus all interest accrued on the total Final Purchase Price from the Closing Date to the payment date and to the extent required by the lender, Seller shall release from the Share Charge the corresponding portion of the Sold Shares, percentage of which shall be equal to the portion of the Final Purchase Price being paid divided by the total Final Purchase Price. Such released Sold Shares may be pledged to the lender to secure the loan amount no more than the portion of the Final Purchase Price received by the Seller (the “Loan Amount”).

(d)  The Parties hereby agree that the Seller’s obligation to release the Share Charge and the Buyer’s right to pledge the relevant Sold Shares to the lender are conditioned upon the satisfaction by the Seller of the relevant debt financing agreements to be entered into among the lender, the Seller and the Buyer, pursuant to which(i) the lender agrees that it shall not enforce the share pledge without providing a notice to the Seller (ii) upon receipt the notice from the lender or upon the occurrence of any triggering events for the call option as set forth in the Shareholders Agreement, the Seller shall have the right to repay the Loan Amount on behalf of the Buyer to the lender, (iii) the lender shall release the pledge on the Sold Shares upon receipt of the payment from the Seller and (iv) the Buyer shall transfer the ownership of such portion of the Sold Shares to the Seller for no consideration.

Section 2.10 No Duplication. For the avoidance of doubt, there shall be no duplication between: (a) the Closing Net Debt Amount and Closing NWC Amount calculations (including, without limitations, any line items and other components included therein) and any related adjustments hereunder and/or (b) the adjustments under Section 2.6 and Section 2.7.

Section 2.11 Withholding. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor the Seller shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement; provided however, if any amount is required to be deducted and withheld for or on account of Taxes with respect to the making of such payment under applicable Laws, the paying Party shall have the right to do so as long as the amount payable by such paying Party shall be increased such that the net payment to the receiving Party, after withholding or deduction for or on account of such Taxes, is equal to the amount provided for in this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

Except as Fairly Disclosed in the Due Diligence Information, the Seller represents and warrants to the Buyer as follows:

Section 3.1 Corporate Status. The Seller is duly organized and validly existing under the laws of the place where it is incorporated.

Section 3.2 Due Authorization, Execution and Delivery; Enforceability. The Seller has full corporate power and authority to execute and deliver this Agreement, and such Ancillary Agreements to which it is a party to, and to perform its obligations under this Agreement, and such Ancillary Agreements to which it is a party. This Agreement, and such Ancillary Agreements to which it is a party, have been duly authorized, executed and delivered by the Seller and, assuming the valid execution and delivery by all counterparties hereto, constitutes a valid and legally binding agreement of the Seller, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.3 No Conflicts. The execution, delivery and performance by the Seller of this Agreement, and such Ancillary Agreements to which it is a party, and the consummation of the Transaction and/or other transaction contemplated under such Ancillary Agreements to which it is a party, do not and will not: (a) violate any provision of the Organizational Documents of the Seller; (b) assuming the receipt of all Consents referred to in Section 3.4, violate or result in a breach of or constitute a default under any Law to which the Seller is subject; (c) conflict with, result in the breach or violation of, constitute a default under, or result in the termination, amendment, cancellation, suspension or acceleration (whether after the giving of notice or the lapse of time or both) of any rights, obligations or penalties under any Contract to which the Seller is a party or by which its properties or Assets are subject or bound; or (d) result in the creation or imposition of any Encumbrance, other than the Permitted Encumbrance or Encumbrance created by or resulting from the actions of the Buyer or any of its Affiliates, in each case, other than violations, breaches, defaults, conflicts or Encumbrances that would not reasonably be expected to prevent, materially delay or materially impair the ability of the Seller to consummate the Transaction.

Section 3.4 Consents. Other than the approval by the shareholders of Beyondsoft Corporation as set forth in Section 7.1(b), no Consent of any Governmental Authority is required to be obtained, made or effected by the Seller in connection with the execution and delivery of this Agreement, and such Ancillary Agreements to which it is a party, by the Seller in the performance of its respective obligations under this Agreement, and such Ancillary Agreements to which it is a party, other than any such Consent as to which the failure to obtain would not reasonably be expected to prevent, materially delay or materially impair the ability of the Seller to consummate the Transaction.

Section 3.5 Ownership of Sold Shares. Immediately before the Closing, the Seller has good and marketable title to the Company Shares, free and clear of all Encumbrances (other than Encumbrances that will be discharged at the Closing or arising pursuant to this Agreement, any Ancillary Agreement for from any act of the Buyer or its Affiliates), and, upon transfer of the Sold Shares and payment therefor pursuant to this Agreement, good and marketable title to the Sold Shares, free and clear of all Encumbrances, other than any Encumbrances arising pursuant to this Agreement, any Ancillary Agreement or from any act of the Buyer or its Affiliates, will pass to Buyer.

Section 3.6 Litigation and Claims. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against the Seller, or any Target Group Company, that question the validity of this Agreement or that would prevent, materially delay or materially impair the ability of the Seller to consummate the Transaction.

Section 3.7 Solvency. As of the Closing, assuming satisfaction or waiver of the conditions precedent of this Agreement, and after giving effect to the Transaction, including the payment of all related Taxes, fees and expenses and other amounts related to the Transaction, the Seller will be solvent.

Section 3.8 Finders’ Fees. Except for Daiwa Capital Markets Singapore Limited (which will be paid exclusively by the Seller), there is no investment banker or broker that has been retained by or is authorized to act on behalf of the Seller who might be entitled to any fee or commission from any Target Group Company in connection with the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE TARGET GROUP COMPANIES

Except as Fairly Disclosed in the Due Diligence Information, the representations and warranties made by the Seller with respect to the Target Group are set forth in 0.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to exceptions set forth in the Schedules, the Buyer represents and warrants to the Seller as follows:

Section 5.1 Corporate Status. The Buyer is a corporation duly organized and validly existing under the Laws of the Cayman Islands.

Section 5.2 Due Authorization, Execution and Delivery; Enforceability. The Buyer has full corporate power and authority to execute and deliver this Agreement, and such Ancillary Agreements to which it is a party, and to perform its obligations under this Agreement, and such Ancillary Agreements to which it is a party. This Agreement, and such Ancillary Agreements to which it is a party, have been duly authorized, executed and delivered by the Buyer and, assuming the valid execution and delivery by all counterparties hereto, constitute a valid and legally binding agreement of the Buyer, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.3 No Conflicts. The execution, delivery and performance by the Buyer of this Agreement, and such Ancillary Agreements to which it is a party, and the consummation of the Transaction and/or other transaction contemplated under such Ancillary Agreements to which it is a party, do not and will not (a) violate any provision of the Organizational Documents of the Buyer, (b) assuming the receipt of all Consents referred to in Section 5.4, violate or result in a breach of or constitute a default under any Law to which the Buyer is subject, or (c) conflict with, result in the breach or violation of, constitute a default under, or result in the termination, amendment, cancellation, suspension or acceleration (whether after the giving of notice or the lapse of time or both) of any rights, obligations or penalties under any Contract to which the Buyer or any of its Affiliates is a party or by which its or their properties or Assets are subject or bound, in each case, other than violations, breaches, defaults or conflicts that would not reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer to consummate the Transaction. There is no restriction, prohibition, or other legal impediment (whether under Organizational Documents of the Buyer, any agreement by which the Buyer is bound, or any applicable Law) that would prevent the Buyer from pledging the Sold Shares in favor of the Seller.

Section 5.4 Consents. No Consent of any Governmental Authority is required to be obtained, made or effected by the Buyer or any Affiliate of the Buyer in connection with the execution and delivery of this Agreement, and such Ancillary Agreements to which it is a party, by the Buyer or the performance of its obligations under this Agreement, other than any such Consent as to which the failure to obtain would not reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer to consummate the Transaction.

Section 5.5 Litigation and Claims. There are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened against the Buyer or any Affiliate of the Buyer, that question the validity of this Agreement or that would reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer to consummate the Transaction.

Section 5.6 Financing. The Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Final Purchase Price and accrued interest on schedule in accordance with Section 2.8, and to fulfill all its payment obligations under this Agreement and/or the Ancillary Agreements in a timely manner. The Buyer represents that the original source of the funds being used to pay all amounts contemplated to be paid and to satisfy all other obligations under this Agreement and/or the Ancillary Agreements is derived from legitimate activities. Such funds do not originate from (a) activities that breach any anti-corruptions Laws or sanction Laws or (b) any person or entity identified as a sanctioned Person.

Section 5.7 Security Interest. Upon Closing, except for the Share Charge, neither the Sold Shares nor any assets of any Target Group Company will be subject to any Encumbrances arising from any Indebtedness owed by the Buyer and/or its Affiliates to any Person.

Section 5.8 Anti-Corruptions Laws. The Buyer and each of its Affiliates, each of their respective officers, employees, agents or representatives and other Persons acting on their behalf, has complied with and is in compliance with applicable anti-corruptions Laws.

Section 5.9 Anti-Money Laundering Laws. The Buyer and each of its Affiliates, each of their respective officers, employees, agents or representatives and other Persons acting on their behalf, has complied with and is in compliance with applicable anti-money laundering and counter-terrorist financing Laws. No Legal Proceeding by or before any Governmental Authority involving the Buyer and its Affiliates with respect to the anti-money laundering and counter-terrorist financing Laws is pending.

Section 5.10 Sanctions Laws. The Buyer and each of its Affiliates conduct and have conducted their business in compliance with sanction Laws. Neither the Buyer, nor any of its Affiliates, to the Knowledge of the Buyer, nor any of their respective director, officer, employee, representative, or other person acting on behalf of the Buyer or its Affiliates, is a sanctioned Person.

Section 5.11 Solvency.

(a)  Neither the Buyer nor any of its Affiliate insolvent or unable to pay its debts within the meaning of any applicable insolvency Law.

(b)  Neither the Buyer nor any of its Affiliate is material default or cross-default under any of its Indebtedness.

(c)  No order has been made for the winding up of the Buyer or any of its Affiliates or for a provisional liquidator to be appointed in respect of the Buyer or any of its Affiliates, and no petition has been presented for the purpose of winding up the Buyer or any of its Affiliates.

(d)  There is no administrator order in respect of the Buyer or any of its Affiliates, and to the Knowledge of the Buyer, no petition or other application to the court for such an order has been presented or made, and no administrator has been appointed in respect of the Buyer or any of its Affiliates.

(e)  No receiver (which expression shall include an administrative receiver) has been appointed in respect of the Buyer or any of its Affiliates or in respect of all or a material part of the assets of the Buyer or any of its Affiliates.

(f)  No process has been proposed, agreed, sanctioned or initiated which could lead to the Buyer or any of its Affiliates being dissolved and its assets being distributed among its creditors, shareholders or other contributors.

(g) No legal Proceeding has been initiated by or under which:

(i)  the ability of the creditors of the Buyer or any of its Affiliates, to take any action to enforce their debts is suspended, restricted or prevented;

(ii)  some or all of the creditors of the Buyer or any of its Affiliates accept, by agreement or in pursuance of a court order, an amount less than the respective sums owing to them in satisfaction of those sums with a view to preventing the dissolution of such entity;

(iii)  a person (including an administrator, receiver or similar officer) is appointed or proposed to be appointed to manage the affairs, business and assets of the Buyer or any of its Affiliates, on behalf of entity’s creditors; or

(iv) the holder of a charge over any of the Buyer’s or any of its Affiliates’ assets is appointed to control the business and assets of such entity.

Section 5.12 Purchase for Investment. The Buyer is purchasing the Sold Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution or resale thereof.

Section 5.13 Inspections; No Other Representations or Warranties. The Buyer is an informed and sophisticated purchaser who has engaged expert advisors experienced in the evaluation and purchase of companies such as the Target Group Companies as contemplated hereunder. The Buyer (alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of the Buyer’s investment in the Business and the Buyer is capable of bearing the economic risks of such investment. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Buyer is purchasing the Sold Shares based upon its own inspection, examination and determination with respect to the Business and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Seller, except as expressly set forth in this Agreement and the Ancillary Agreements. Without limiting the generality of the foregoing, the Buyer acknowledges that the Seller makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to the Buyer of future revenues, future results of operations, future cash flows or future financial condition (or, in each case, any component thereof) of the Target Group Companies or the future business and operations of the Target Group Companies, (b) any market and similar studies delivered to or made available to the Buyer by or on behalf of the Seller and/or any Target Group Company. This Section 5.13 shall not limit or modify in any way the representations and warrants provided by the Seller to the Buyer with respect to itself and to the Target Group Companies under Articles III and IV above, nor the indemnification and remedies pursuant to Article VIII below.

ARTICLE VI
COVENANTS

Section 6.1 Access and Information Prior to the Closing.

(a)  From the date hereof until the Closing, subject to any applicable Law and any applicable restrictions as to confidentiality and reasonable rules, regulations and policies maintained by the Seller and the Target Group Companies, the Seller shall, and shall cause the Target Group Companies to, afford the Buyer and its management and counsel reasonable access, during regular business hours under the supervision of the Seller’s designated personnel or representatives and in such a manner as to not interfere with the operations of the Business and upon reasonable advance notice, to any books, records, documents and personnel reasonably requested by the Buyer primarily relating to the Business for purposes of the Transaction; provided, however, that in no event shall the Buyer have access to any information that in the reasonable judgment of the Seller (i) would create any potential Liability under applicable Law or would adversely impact any legal privilege, (ii) result in the disclosure of any trade secrets of third parties, (iii) violate any obligation of the Seller or any Affiliate of the Seller, including any Target Group Company, with respect to confidentiality, or (iv) disclose any information from individual personnel records with respect to any Employee, other than name, service dates, base salary, potential annual bonus or other additional compensation, accrued but unused vacation, and the amount of deductibles or co-payment amounts for applicable benefits.

(b)  All requests for information made pursuant to this Section 6.1 shall be directed to the Seller’s financial advisor or such Person or Persons as may be designated by the Seller, and the Buyer shall not directly or indirectly contact any officer, director, employee, agent or representative of the Seller, any Target Group Company or any of their respective Affiliates without the prior approval of the Person designated above. In an effort to prevent any interference or disruption caused by such access, the Seller may, at their sole discretion, reasonably limit the number of individuals and the number of visits to facilities.

Section 6.2 Conduct of the Business.

(a)  Subject to Section 6.2(b), during the period from the date hereof to the Closing, the Seller shall procure that the Business is conducted in the Ordinary Course in all material respects, and shall procure that, except as otherwise contemplated by this Agreement or as set forth in Schedule 6.2(b):

(i)  none of the Target Group Companies issues, allots, buys back or redeems securities;

(ii)  none of the Target Group Companies acquires or disposes of any Asset (or any interest therein), except where the value of such Asset (or interest), considered individually or in a series of related transactions, does not exceed US$1,000,000;

(iii)  none of the Target Group Companies terminates a Material Contract or amends a Material Contract in a material respect;

(iv)  none of the Target Group Companies enters into a new contract or commitment requiring expenditure by it of more than US$2,000,000, considered individually or in a series of related contracts, over the life of the contract or commitment;

(v)  none of the Target Group Companies incurs bank debt of an amount exceeding US$1,000,000, considered individually or in a series of related transactions, (for the avoidance of doubt, this does not include any indebtedness in connection with existing hedging arrangements or hedging arrangements entered into in the Ordinary Course and consistent with past practice);

(vi)  none of the Target Group Companies offers employment to a Person whose total annual employment cost would exceed US$1,000,000 or terminates the employment of, or materially amends the employment terms of, an Employee whose total annual employment cost exceeds that amount;

(vii)  no change is made to the Organizational Documents of any Target Group Company;

(viii)  no material change is made to the accounting policies or practices of any Target Group Company; and

(ix)  none of the Target Group Companies allows its insurance policies to lapse or expire.

(b)  Nothing in Section 6.2(a) restricts any Target Group Company from doing or procuring anything which:

(i) is Fairly Disclosed in the Due Diligence Information;

(ii)  is contemplated or permitted by, or required to comply with, this Agreement or any Ancillary Agreement;

(iii) is in connection with the Restructuring;

(iv)  is necessary for any Target Group Company to meet any legal or contractual requirement or obligation, or to comply with any Governmental Order;

(v)  in the reasonable opinion of any Target Group Company, is a necessary and prudent response to any emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property);

(vi) is reasonably required to pay any Tax or Duty when due;

(vii)  is reasonably required to obtain or maintain insurances for any Target Group Company or the Business; or

(viii)  is consented to by the Buyer in writing, such consent not to be unreasonably withheld or delayed.

The Seller shall promptly notify the Buyer in writing of any action that is taken by any Target Group Company set forth in this Section 6.2(a) that is not in the Ordinary Course or that may, or is reasonably likely to, have a Company Material Adverse Effect.

Section 6.3 Restructuring

(a)  The Seller shall use its commercially reasonable efforts to complete, or cause to be completed, the Restructuring as soon as possible and in any event no later than the Closing. All costs and expenses incurred in connection with the Restructuring shall be born exclusively by the Seller, and the Buyer and the Target Group Companies shall not be required to make any payment or incur any such costs and expenses in connection thereto.

(b)  The Seller shall promptly inform the Buyer (i) upon reasonable request from the Buyer from time to time, of the status and estimated time for completion of the Restructuring and (ii)  of any events that (x) would entail a material change of the Restructuring or that (y) could materially delay the Restructuring and/or the Closing.

Section 6.4 Retention of Records and Access Following the Closing. Other than as provided in Section 6.7(d), the Buyer shall, and shall cause the Target Group Companies to, retain for a period of five (5) years after the Closing, or such longer period as may be prescribed by Law, all books, records and other documents relating to the Business that are held or controlled by any Target Group Company at the Closing. The Buyer shall, to the extent reasonably requested by the Seller, grant the Seller, upon reasonable notice, access during normal office hours to such books, records and other information (including books of account, records, files, invoices, correspondence and memoranda, customer and supplier lists, data, specifications, insurance policies, operating history information and inventory records), including the right to inspect and make copies at the Seller’s expense (including, without limitation, for purposes of matters contemplated by Section 2.6 and Section 2.7).

Section 6.5 Reasonable Best Efforts.

(a)  The Seller and the Buyer shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and effect the Transaction as promptly as practicable, including, without limitation (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transaction and the taking of such actions as are necessary to obtain any required Consent hereunder, provided that the Seller needs not request a Consent from any third party if such Consent is not material to the Business; and (ii) using their reasonable best efforts to cause the satisfaction of all conditions precedent for the Closing, including finalizing the Shareholders Agreement in good faith in accordance with the SHA Key Terms as soon as possible.

(b)  Each party shall be responsible for any and all costs or expenses (including, without limitation, any consent, waiver or similar fees or payments and reasonable fees and disbursements of outside counsel and other Representatives) that such party incurs in order to obtain any necessary Consent required by such party hereunder.

(c)  Each Party shall promptly consult with the others with respect to, provide any necessary information with respect to, and provide copies of all filings made by such Party with any Governmental Authority or any other third party or any other information supplied by such Party to a Governmental Authority or any other third party in connection with this Agreement and the Transaction.

(d)  For the avoidance of doubt, the Buyer acknowledges and agrees that other than the matter set forth in Section 7.2(e), obtaining the Consent or advice of, prior notice to and/or consultation with any Person (including, without limitation, any Governmental Authority) is not a condition precedent to the Closing. For further avoidance of doubt, (i) any such failure to obtain such Consent or advice or give prior notice to or consult with any Person (including, without limitation, any Governmental Authority) will not constitute, be taken into account in connection with or give rise to a Company Material Adverse Effect, a failure of any condition precedent to the Buyer’s obligation to complete the Transaction, or any right on part of the Buyer to terminate this Agreement or otherwise impair or have any effect on the Buyer’s obligation to complete the Transaction, and (ii) the Buyer shall have no right to seek indemnification, make any claim, or adjust the purchase price under Section 2.6 or Section 2.7 for any reason in connection with any of the foregoing.

Section 6.6 Communications with Customers and Suppliers. Prior to the Closing, the Buyer shall not, and shall cause its Affiliates and Representatives not to, contact or engage in any discussions or otherwise communicate with any Target Group Company’ customers, suppliers, landlords, licensors and others with whom any Target Group Company has material commercial dealings in connection with the transactions contemplated hereby without obtaining the prior written consent of the Seller.

Section 6.7 Tax Matters.

(a) Preparation and Filing of Tax Returns.

(i)  The Seller shall file or cause to be filed when due, taking into account any extensions that are actually granted, all Tax Returns that are required to be filed by or with respect to a Target Group Company before the Closing Date.

(ii)  The Buyer shall file or cause to be filed when due, taking into account any extensions that are actually granted, all Tax Returns that are required to be filed by or with respect to a Target Group Company after the Closing Date. With respect to Tax Returns to be filed by the Buyer pursuant to the immediately preceding sentence that relate to a Pre-Closing Tax Period and/or Straddle Tax Period, (A) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including positions which would have the effect of accelerating income to periods for which the Seller is liable or deferring deductions to periods for which the Buyer is liable) and (B) such Tax Returns shall be submitted to the Seller not later than thirty (30) days prior to the due date for filing such Tax Returns (or, if such due date is within thirty (30) days following the date of this Agreement, as promptly as practicable following the date hereof) for review and approval by the Seller, which approval may not be unreasonably withheld, but may in all cases be withheld if such Tax Returns were not prepared in accordance with clause (A) of this sentence.

(iii)  None of Buyer or any of its Affiliates shall cause or permit the Company or any other Target Group Company to amend, re-file or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company or such Target Group Company with respect to any Pre-Closing Tax Periods (or with respect to any Straddle Tax Period) without the prior written consent of the Seller, which consent may be withheld in the sole discretion of the Seller.

(b)  Apportionment and Allocation of Taxes. All Taxes with respect to the income, property or operations of the Target Group that relate to a Straddle Tax Period shall be apportioned as follows: (i) in the case of Taxes that are either (A) based upon or related to income or receipts, capital or net worth, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 6.7(g)), such Taxes apportioned to the Pre-Closing Tax Period shall be deemed equal to the amount that would be payable if the Tax year ended with the Closing Date, taking into account all income, gains, deductions, losses and credits as of the Closing Date (provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis); and (ii) in the case of Taxes imposed on a periodic basis other than those described in clause (i), including property Taxes and similar ad valorem obligations, such Taxes apportioned to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Tax Period, multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period. Any Taxes that relate to a Straddle Tax Period that are not apportioned to the Pre-Closing Tax Period pursuant to the preceding sentence shall be apportioned to the Post-Closing Tax Period.

(c)  Refunds. The Buyer shall pay or cause to be paid to the Seller any refunds of Taxes received by the Buyer, any Target Group Company attributable to any Tax Returns with respect to any Pre-Closing Tax Period that exceed the amounts attributable to such refunds in the Closing NWC Amount, net of any costs attributable to the receipt of such refund, within thirty (30) days after the receipt of such refund. All refunds of Taxes that (i) do not exceed the amounts attributable to refunds in the Closing NWC Amount or (ii) are attributable to any Post-Closing Tax Period, and that are received by the Buyer, any Target Group Company, shall be for the benefit of the Buyer.

(d)  Cooperation; Audits. In connection with the preparation of Tax Returns, financial statement audits, audit examinations, and any administrative or judicial proceedings relating to the Taxes for any Pre-Closing Tax Period and any Straddle Tax Period, the Buyer and the Target Group Companies, on the one hand, and the Seller, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required and at no cost to the other Party), books of account, powers of attorney or other materials necessary or helpful for the preparation of such audits or Tax Returns, the conduct of audit examinations by or the defense of claims against Taxing Authorities as to the imposition of Taxes. The Buyer shall cause the Target Group Companies to, retain all Tax Returns, schedules and work papers and all material records or other documents relating to all Taxes of the Target Group Companies for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, including any extension thereof, or (ii) seven (7) years following the due date for such Tax Returns. Each of the Buyer and the Target Group Companies shall give the Seller reasonable written notice prior to destroying or discarding any such books or records and, if the Seller so requests, the Seller shall take possession of such books and records prior to the destruction thereof. Any information obtained under this Section 6.7(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refunds or in conducting an audit or other proceeding.

(e)  Controversies. The Buyer shall notify the Seller in writing, and in reasonable detail (taking into account the information then available), within thirty (30) days of the receipt by the Buyer or any Affiliate of the Buyer (including any Target Group Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which the Seller may be liable under Section 6.7(f) (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”); provided, however, that delay or failure to give such notification shall not affect the indemnification provided in Section 6.7(f), except to the extent the Seller shall have been actually prejudiced or will suffer a Loss as a result of such delay or failure. For Tax Matters relating solely to a Pre-Closing Tax Period, the Seller and its counsel and other representatives, at the Seller’s expense, shall have the exclusive authority to represent the interests of the Target Group Companies with respect to any Tax Matter before the relevant Taxing Authority or any other Governmental Authority and shall have the sole right to extend or waive the statute of limitations (or equivalent law) with respect to a Tax Matter, including responding to inquiries, filing Tax Returns and settling audits or lawsuits; provided, however, that the Seller shall not enter into any settlement of or otherwise compromise any Tax Matter that is reasonably expected to materially affect the Taxes of the Buyer or any Target Group Company for any Post-Closing Tax Period, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. The Seller shall keep the Buyer fully informed in a timely manner with respect to the commencement, status and nature of any Tax Matter. The Seller and Buyer shall jointly represent the interests of the Target Group Companies with respect to all Tax Matters that arise after the Closing but relate to a Pre-Closing Tax Period or a Straddle Tax Period, or relate to a Post-Closing Tax Period which would affect Taxes in a Pre-Closing Tax Period or a Straddle Tax Period. The Seller and Buyer shall cooperate with each other (including with their respective counsels) in good faith, regarding the conduct of or positions taken in any such proceeding.

(f) Indemnification.

(i) Subject to Section 6.7(f)(iii), the Seller shall indemnify the Buyer against (x) any Taxes (other than Taxes to be paid by the Buyer according to Section 6.7(g)) imposed on any Target Group Company for any Pre-Closing Tax Period, but only if such Taxes exceed the De Minimis Amount and Deductible as set forth in Section 8.2(b).

(ii)  The Buyer shall indemnify the Seller from and against (x) any Taxes paid by the Seller or any of its Affiliates (other than the Target Group Companies) imposed on the Buyer, any Target Group Company or any Affiliate of the Buyer solely with respect to any Post-Closing Tax Period and (y) any Taxes or Losses arising from any breach of any covenant in this Section 6.7 by the Buyer or any of its Affiliates. The Buyer shall discharge its obligation to indemnify the Seller against such Post-Closing Tax Period Tax by paying to the Seller an amount equal to the amount of such Tax.

(iii) Notwithstanding Section 6.7(f)(i), the Seller’s indemnification obligation shall not apply to any Tax attributable to the adverse treatment of a timing item in any Pre-Closing Tax Period. For this purpose, an “adverse treatment of a timing item” shall mean any deduction, loss or credit properly claimed or deducted in the normal course applying normal fiscal principles but disallowed by the Taxing Authorities to the extent the adverse Tax treatment of such item in a Pre-Closing Tax Period gives rise to an equivalent amount of deduction, loss or credit, as the case may be, actually realized in any Post-Closing Tax Period. For purposes of illustration, and without limiting the foregoing, the capitalization of an amount that has been deducted in a Pre-Closing Tax Period amounts to an adverse treatment of a timing item to the extent that the amount capitalized actually results or is expected to result in depreciation or amortization deductions in a Post-Closing Tax Period.

(iv)  In calculating the amount of any indemnification under this Section 6.7(f), there shall be deducted an amount equal to any Tax benefit (including the utilization of a Tax loss or Tax credit) realized by the Party receiving the indemnification in connection with the Tax that gave rise to such indemnification obligation, and there shall be added an amount equal to any Tax imposed on the receipt of any such indemnity payment. The amount of a Tax benefit shall be calculated assuming the Party receiving the indemnification has sufficient taxable income or other Tax attributes to permit the utilization of such Tax benefit.

(v)  Each Party receiving the indemnification under this Section 6.7 shall use its reasonable efforts to mitigate any indemnifiable Tax. In the event that the Party receiving the indemnification fails to so mitigate an indemnifiable Tax, the other Party shall have no liability for any portion of such Tax that could reasonably have been avoided had the Party receiving the indemnification made such efforts. Without limiting the foregoing, after the Buyer acquires knowledge of any fact or circumstance that results in or reasonably would be expected to result in an indemnified Tax under this Section 6.7, the Buyer shall notify the Seller promptly and implement such reasonable actions as the Seller shall request in writing for the purposes of mitigating the possible Taxes arising therefrom so long as any such actions do not result in any additional Liability or future Liability to the Buyer or any Target Group Company (such actions, “Tax Mitigation Actions”). Any out-of-pocket cost incurred by the Buyer in implementing any Tax Mitigation Actions shall be borne by, and timely reimbursed by, the Seller. In determining whether a proposed Tax Mitigation Action is reasonable, the Parties will take into account, among other relevant factors, (w) the requirements of any Law, (x) what is reasonably advisable in order to avoid a material potential Tax liability, (y) the industry standards and practices in respect of similar facts and circumstances, and (z) the economic, regulatory, legal, administrative and other costs and benefits of such action (as opposed to no action or alternative possible actions) to the Buyer and its Affiliates (without regard to the existence of any indemnification obligation of the Seller under this Section 6.7 or ARTICLE VIII).

(vi)  If a Party receiving the indemnification under this Section 6.7 recovers an amount from a Taxing Authority or any other Person in respect of a Tax that is the subject of indemnification under this Section 6.7 after all or a portion of such Tax has been paid by the indemnifying Party pursuant to this Section 6.7, the Party receiving the indemnification shall promptly remit to the indemnifying Party the excess (if any) of (x) the amount paid by the indemnifying Party in respect of such Tax, plus the amount received from the Taxing Authority or any other Person in respect thereof, less (y) the full amount of such Tax paid to and retained by the Taxing Authority or any other Person.

(g) Conveyance and Transfer Taxes.

(i)  Each Party shall each pay when due its own transfer, documentary, sales, use, stamp, recording, registration and other such Taxes, and all conveyance fees, stamp duty, recording charges and other fees and charges (including, without limitation, penalties and interest, any related fees, duties and charges levied by any Governmental Authority and related fees and disbursements of notaries and legal advisers, the “Transfer Taxes”) arising from, or in connection with, the Transaction, in accordance with the applicable Laws; provided that in the event that applicable Laws do not stipulate which Party is obligated to pay any such Transfer Tax, the Transfer Tax shall be borne equally by the Buyer and the Seller.

(ii)  The Party that has the primary obligation to do so shall, at the such Party’s cost and expense, file all necessary Tax Returns and other documentation with respect to all, and, if required by applicable Law, the Seller or Buyer, as the case may be, shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. To the extent that any Transfer Taxes are required to be collected by the Seller and remitted to any Taxing Authority in accordance with applicable Laws, the Buyer shall pay an amount equal to such Taxes to the Seller, and the Seller shall remit such Taxes to the Taxing Authority in accordance with Section 6.7(g)(i) above.

(iii)  For the avoidance of doubt, this subsection (g) shall have priority over any other provision of this Section 6.7.

(h)  The representations and warranties of the Seller contained in Section 5 of 0 (the “Tax Warranties”) shall not survive the Closing. For the avoidance of doubt, the Tax Warranties shall not be subject to indemnification under Section 6.7 or Section 8.2 or any other remedy or recourse whatsoever (including, without limitation, at law or in equity and including, without limitation, any of the remedies referred to in Section 10.11 or tort or any other claims). Following the Closing, the indemnification provisions of Section 6.7(f) shall constitute the sole remedy of the Buyer with respect to Tax and Duty matters. For the avoidance of doubt, this Section 6.7 shall be subject to the limitations and restrictions on Liabilities set forth in ARTICLE VIII.

Section 6.8 Public Announcement. None of the Seller, the Buyer, any of its respective Affiliates or any Representatives of any of the foregoing, shall issue any press release or otherwise make any public announcement with respect to, or otherwise disclose to any Person, the Transaction and this Agreement, without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules. Without prejudice to the requirements under this Section 6.8, the Seller and Buyer shall, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements or any other disclosure with respect to this Agreement and the Transaction (except with respect to the matters set forth in the proviso in the foregoing sentence), whether or not required by Law.

Section 6.9 Confidentiality.

(a)  This Agreement (including the Schedules and the Annexes), the Ancillary Agreements, other agreements and other documents entered into or delivered in connection with this Agreement, any Ancillary Agreement and the Transaction and all other information concerning the Target Group Companies that is furnished or provided to (or is developed or is based upon, in whole or in part, any such information that was furnished or provided to) the Buyer, its Affiliates or any Representatives of any of the foregoing, (whether furnished before or after the date of this Agreement, pursuant to Section 6.1 or otherwise) shall be held subject to the Confidentiality Agreement. If this Agreement is terminated, the Buyer and its Affiliates will, and will cause their respective Representatives to, destroy or deliver to the Seller all documents and other materials, and all copies thereof, obtained by the Buyer or its Affiliates or Representatives or on their behalf from the Seller or its Affiliates (including the Company) or Representatives (or which were developed or based upon, in whole or in part, any such information) in connection with this Agreement that are subject to such confidentiality.

(b)  For the avoidance of doubt, in the event of a breach of the obligations under this Section 6.9 by the Buyer or its Affiliates or any Representatives of any of the foregoing, the Seller, in addition to all other available remedies, shall be entitled to injunctive relief to enforce the provisions of this Section 6.9 in any court of competent jurisdiction in accordance with Section 10.11.

Section 6.10 Notices of Certain Events. Each Party shall give prompt notice to the other Party of any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any other Person alleging that the Consent of such Person is or may be required in connection with the Transaction.

Section 6.11 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the Transaction shall be borne by the Party or its Related Persons incurring such costs and expenses; provided that (a) at or prior to the Closing, the Seller may cause any Target Group Company to pay any of such expenses accrued to the Seller or any of its Related Persons on its behalf (which shall, however and for the avoidance of doubt, reduce Cash and Cash Equivalents of the Target Group Companies for purposes of adjustments under Section 2.6 and Section 2.7); and (b) the Buyer or its Related Persons shall not be entitled to use any Assets of any Target Group Company to pay any of such expenses until after the Closing (and, for the avoidance of doubt, any expenses of Buyer and/or its Related Persons shall not be taken into account for purposes of adjustments under Section 2.6 and Section 2.7). For the avoidance of doubt, all costs and expenses incurred in connection with the Restructuring (the “Restructuring Expenses”) shall be borne by the Seller.

Section 6.12 Further Assurances; Cooperation.

(a)  The Parties shall cooperate and use their respective reasonable best efforts, at the Buyer’s expense, to execute any additional documents necessary to effect the transfer of the Sold Shares and the Restructuring in the applicable jurisdictions. In addition, on and after the Closing, the Seller and Buyer shall, at their respective reasonable request, cooperate and use their respective reasonable best efforts, at the Buyer’s cost and expense, to take or cause to be taken reasonable appropriate actions to consummate and make effective the Transaction, including the execution of any additional documents or instruments of any kind, the obtaining of Consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof (including the third party Consents) and the taking of such other reasonable actions as such Party may reasonably be requested to take by another Party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Transaction. Notwithstanding the foregoing: (a) none of the Seller or its Related Persons shall be obligated to make any payments or otherwise pay any consideration to any third party, or incur any expenses, to obtain any applicable Consent, waiver or approval; and (b) the foregoing provision shall not be deemed to expand any obligation of the Seller that is otherwise expressly provided for in this Agreement or any Ancillary Agreement.

(b)  Subject to any applicable Law and any applicable restrictions as to confidentiality, the Seller shall use it commercially reasonable effort, and shall cause each Target Group Company to use it commercially reasonable effort, to cooperate with the Buyer with respect to Buyer's arranging of financing of the Transaction, as the Buyer may reasonably request, which may include providing access to (i) documents and information of the Target Group Companies related to the Business; and (ii) financial information and statements of the Target Group Companies related to the Business.

Section 6.13 Non-Competition; Non-Solicitation.

(a)  For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any of its Affiliates (for the avoidance of doubt, other than the Target Group) to, directly or indirectly, (i) engage in or assist others in engaging in the Business as currently conducted by any Target Group Company in the current jurisdictions with its current customers under the existing customer Contracts with such current customers as the date hereof (the “Restricted Business”); or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in any capacity, including as a partner, shareholder, member, principal, agent or trustee. Notwithstanding the foregoing. the Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

(b)  During the Restricted Period, the Seller shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any current employee of any Target Group Company working for the Restricted Business as the date hereof or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.13(b) shall prevent the Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by a Target Group Company or the Buyer or (ii) after one hundred and eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee. In addition, during the Restricted Period, the Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any current clients or customers as of the date hereof of the Restricted Business.

(c)  The Seller acknowledges that a breach or threatened breach of this Section 6.13 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller or its Affiliates of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 6.14 Beyondsoft Name. Notwithstanding anything else herein or in any Ancillary Document to the contrary, Parent hereby agrees and confirms that the Company has full legal right, without the payment of any additional consideration, to continue to use the name “Beyondsoft” from and after the Closing date until the Final Payment Date in the name of any of the existing Target Group Companies in which such name currently exists, and to operate the Business using the “Beyondsoft” name in its Ordinary Course of Business.

Section 6.15 Confirmatory Due Diligence. The Parties agree that within four (4) weeks from the date hereof, the Buyer is entitled to conduct a confirmatory due diligence on the Target Group Companies using the information contained in the Virtual Data Room and the Seller shall continue providing the Buyer with access to the Virtual Data Room during such four(4)-week period. Notwithstanding anything to the contrary herein, the results of such confirmatory due diligence shall not affect this Agreement and/or the Transaction.

ARTICLE VII

CONDITIONS PRECEDENT TO CLOSING

Section 7.1 Conditions precedent to the Obligations of Buyer and Seller. The obligations of the Seller and the Buyer to effect the Closing shall be subject to the satisfaction on or prior to the Closing of each of the following conditions precedent:

(a)  No Violation of Law or Governmental Orders. No Governmental Order shall have been entered and remain in effect, and no Law shall have been enacted, entered, enforced or promulgated by any Governmental Authority and be in effect, which in either case would restrain, enjoin or otherwise prevent the performance of this Agreement or the consummation of the Transaction in accordance with the terms of this Agreement.

(b)  Shareholders’ Approval. This Agreement and the Transaction shall have been duly approved by the shareholders of Beyondsoft Corporation.

Section 7.2 Conditions precedent to the Obligations of Buyer. The obligation of the Buyer to effect the Closing shall be subject to the satisfaction (or waiver by the Buyer) on or prior to the Closing of each of the following conditions precedent:

(a)  Representations and Warranties. (i) The representations and warranties of the Seller set forth in this Agreement that are qualified by reference to a Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific or earlier date, in which case such representation and warranty shall be true and correct as of such date); and (ii) the representations and warranties of the Seller set forth in this Agreement that are not qualified by reference to a Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific or earlier date, in which case such representation and warranty shall be true and correct as of such date); provided, however, that notwithstanding anything herein to the contrary, the condition precedent set forth in this Section 7.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Seller (other than Section 3.1, Section 3.2, Section 3.3, Section 3.5 and Section 1 to Section 3 of 0, which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Seller to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

(b)  Covenants. The Seller shall have duly performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by them at or before the Closing.

(c)  Material Adverse Effect. There shall not have occurred any Company Material Adverse Effect.

(d)  Restructuring. The Restructuring has been completed in accordance with Schedule C and Section 6.3.

(e)  Assignment of Microsoft MSA. Either (i) the assignment to any Target Group Company of the Master Services Agreement, dated August 22, 2021, between Beyondsoft Corporation and Microsoft Corporation, or (ii) the entrance by any Target Group Company with Microsoft Corporation of a similar master service agreement, shall have been completed at or before the Closing.

(f)  Shareholders Agreement. The Shareholders Agreement shall have been duly executed and delivered by the Seller and the Company.

(g)  Financial Condition. The Seller shall be satisfied with the Buyer’s financial condition and its ability to perform all payment obligations under this Agreement.

(h)  Certificate. The Buyer shall have received a certificate, signed by a duly authorized officer of the Seller and dated the Closing Date, to the effect that the conditions precedent set forth in Section 7.2(a) to Section 7.2(c) have been satisfied.

Section 7.3 Conditions precedent to the Obligations of Seller. The obligation of the Seller to effect the Closing is subject to the satisfaction (or waiver by the Seller) on or prior to the Closing of each of the following conditions precedent:

(a)  Representations and Warranties. The representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material aspects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of a specific or earlier date, in which case such representation and warranty shall be true and correct as of such date); provided, however, that notwithstanding anything herein to the contrary, representations and warranties of the Buyer set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.6, Section 5.7 and Section 5.11 must be true and correct in all respects.

(b)  Covenants. Each of the covenants and agreements of the Buyer to be performed on or prior to the Closing shall have been duly performed in all material respects.

(c)  No Legal Proceedings. There are no Legal Proceedings involving the Buyer which would reasonably be expected to be materially adverse to the financial condition, properties, Assets, Liabilities or results of operations of the Buyer or materially impair the ability of the Buyer to consummate the Transaction or pay the Final Purchase Price.

(d)  Remaining Listed. The Buyer shall have maintained the status as a listed company on National Association of Securities Dealers Automated Quotations (“Nasdaq”) and the Buyer has not received any notice or inquiry from the U.S. Securities and Exchange Commission or Nasdaq regarding the Buyer’s qualification as a listed company.

(e)  Buyer Material Adverse Effect. There shall not have occurred any change, effect, circumstance or development that is materially adverse to the financial condition, properties, Assets, Liabilities or results of operations of the Buyer or materially impair the ability of the Buyer to consummate the Transaction or pay the Final Purchase Price.

(f)  Certificate. The Seller shall have received a certificate, signed by a duly authorized officer of the Buyer and dated the Closing Date, to the effect that the conditions precedent set forth in Section 7.3(a) to Section 7.3(e) have been satisfied.

ARTICLE VIII

SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 8.1 Survival.

(a)  The representations and warranties made by the Seller and made by the Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 8.1(a). Except as set forth in Section 6.7(h), all representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of one (1) years after the Closing Date; provided that the representations and warranties under Section 3.1, Section 3.2, Section 3.3, Section 3.5, Section 5.1, Section 5.2, Section 5.3 and Section 1 and Section 2 of 0 and all claims with respect thereto shall terminate upon the expiration of three (3) years after the Closing.

(b)  All covenants or obligations of the Seller (including indemnification under Section 6.7) contained in this Agreement and all claims with respect thereto, shall terminate on or before the date falling (i) a six (6) year period from the Closing Date or (ii) the period of time set forth for such covenants or obligations plus six (6) months, whichever is shorter.

Section 8.2 Indemnification by Seller.

(a)  Subject to the other provisions of this ARTICLE VIII, the Seller hereby agrees that from and after the Closing they shall indemnify, defend and hold harmless the Buyer from, against and in respect of any Losses suffered by the Buyer or any Target Group Company resulting from (i) any breach of any representation or warranty made by the Seller contained in ARTICLE III and ARTICLE IV for the period such representation or warranty survives according to Section 8.1 and (ii) any breach of any covenant or agreement of the Seller contained in this Agreement.

(b)  Notwithstanding Section 8.2(a), and subject to other provisions of this ARTICLE VIII, (i) the Seller shall not be liable to the Buyer for any Losses in respect of Section 8.2(a) and/or Section 6.7 unless such Losses exceed (x) an amount equal to US$ 50,000 with respect to each individual indemnification claim or series of related claims arising out of the same facts or circumstances (the “De Minimis Amount”) and (y) an aggregate amount (disregarding any individual claim or series of related claims arising out of the same facts or circumstances lower than the De Minimis Deductible), together with any Taxes indemnified under Section 6.7(f), equal to US$ 1,000,000 (the “Deductible”), and then only for Losses in excess of the Deductible and up to the Liability Cap; and (ii) Seller shall only be liable for Losses in respect of Section 8.2(a), Section 6.7 and all claims under or in connection with from this Agreement and the Ancillary Agreements up to, in the aggregate, the Liability Cap.

(c)  Prior to the receipt the full amount of Final Purchase Price and accrued interest thereon under this Agreement, any final indemnification amount payable by the Seller to the Buyer pursuant to Section 8.2 or Section 6.7 shall be deducted from the unpaid portion of the Final Purchase Price and the accrued interest thereon to be paid by the Buyer to the Seller.

Section 8.3 Indemnification by Buyer. The Buyer hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Seller from, against and in respect of any Losses suffered by the Seller resulting from (i) any breach of any representation or warranty made by the Buyer contained in this Agreement for the period such representation or warranty survives, (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement or (iii) the use, operation or ownership of the Business after the Closing.

Section 8.4 Notice of Claims.

(a)  A claim notified in accordance with Section 6.7 or this ARTICLE VIII is unenforceable against the Buyer on the expiration of the period of six (6) months starting on the day of expiration of the applicable time limit for notifying such a claim under Section 6.7 or this ARTICLE VIII, unless arbitration or other appropriate legal proceedings in respect of such claim have been properly issued and validly served on Seller or Buyer.

(b)  A claim notified in accordance with Section 6.7 or this ARTICLE VIII is unenforceable against the Seller on the expiration of the period of six (6) months starting on the day of expiration of the applicable time limit for notifying such a claim under Section 6.7 or this ARTICLE VIII, unless arbitration or other appropriate legal proceedings in respect of such claim have already been issued and validly served on the Seller.

Section 8.5 Third Party Claim Indemnification Procedures.

(a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have Liability to any Party entitled to indemnification under Section 8.2 or Section 8.2(b) (an “Indemnified Party”) is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than ten (10) days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure timely to give a Claim Notice shall affect the rights of an Indemnified Party under this Agreement only to the extent that such failure has a material prejudicial effect on the amount of Losses or on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have forty-five (45) days (or such lesser number of days as set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b)  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense unless (i) the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded that representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them or (ii) the Indemnified Party assumes the defense of a Third Party Claim after the Indemnifying Party has failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 8.5(c). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (x) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (y) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (z) a finding or admission that would have a material adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates.

(c)  If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within ten (10) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(d)  The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees; it being understood that the costs and expenses of the Indemnified Party relating thereto shall be Losses.

(e)  The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid disclosure of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

Section 8.6 Adjustments to Losses.

(a)  Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Related Persons under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person, net of any actual costs or expenses incurred in connection with securing or obtaining such proceeds, shall be deducted. To the extent a Party makes any indemnification payment in respect of the Indemnified Party’s damages for which the Indemnified Party has a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the right of the Indemnified Party to seek and obtain recovery from such third party; provided, however, that if the Indemnifying Party shall be prohibited from such subrogation, the Indemnified Party shall seek recovery at the Indemnifying Party’s expense from such third party on the Indemnifying Party’s behalf and pay any such recovery to such Indemnifying Party.

(b)  Purchase Price Adjustments and Other Reserves. In calculating the amount of any Loss or Tax for which the Buyer is entitled to indemnification under this Agreement, (i) the amount of any reserve reflected in the Projected Closing NWC Amount and/or the Projected Closing Net Debt Amount (as such reserve may be increased or decreased pursuant to Section 2.7) related to such Loss or Tax shall be deducted and/or, without duplication, (ii) the amount of any other allowance, accrual, provision or reserve made in the Company Financial Statements and/or was specifically referred to in the Company Financial Statements or any notes thereto, and, in each case, to the extent that the same was not reversed, with respect to such Loss or Tax, shall be deducted. For the avoidance of doubt, to the extent an amount is described in subparts (i) or (ii) of the preceding sentence, such amount shall not be taken into account in calculating whether any of the threshold amounts described in Section 8.2(b) and Section 6.7(f)(i) have been met.

(c)  Tax. In calculating the amount of any Loss, there shall be deducted an amount equal to any Tax benefit (including the utilization of a Tax loss or Tax credit) as a result of such Loss to the Party claiming such Loss, and there shall be added an amount equal to any Tax imposed on the receipt of any indemnity payment with respect thereto. The amount of a Tax benefit shall be calculated assuming the Indemnified Party has sufficient taxable income or other Tax attributes to permit the utilization of such Tax benefit).

(d)  Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification under this Agreement after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this ARTICLE VIII, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the amount of the relevant Loss.

(e)  Matters Disclosed; Known Breach of Representations and Warranties. To the extent that a Party is aware, at or prior to the Closing, of a breach of any representation, warranty, covenant or agreement on the part of any other Party set forth in this Agreement, or that any matter has been Fairly Disclosed in the Due Diligence Information, such breach of representation, warranty, covenant agreement or matter cannot serve as the basis for, or give rise to, any indemnity claim under this Agreement (or any other claim by the Buyer or any of its Related Persons (including, without limitation, the Target Group Companies following the Closing) under, in connection with, arising out of, resulting from or in any way related to this Agreement, any Ancillary Agreement, the Transaction or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any Ancillary Agreement and the Transaction, or otherwise) or as the basis on which to assert that any condition precedent set forth in ARTICLE VII is not satisfied. The Buyer hereby represents and warrants to the Seller that, as at the time of execution of this Agreement, it has not formulated any intention to make any claim, and neither it nor any of its Related Persons or any Representative of the foregoing has knowledge of any circumstance which may entitle the Buyer to a claim under Section 6.7 or ARTICLE VIII.

(f)  Recovery Only Once. If the same facts, matters or circumstances give rise to the breach of more than one of the representations and warranties, covenants or agreement under this Agreement, such facts, matters or circumstances shall give rise to a full single indemnification but shall not give rise to indemnification more than once. The Buyer shall not be entitled to recover, directly or through any of the Target Group Companies or from the Seller, under this Agreement or under any other agreement entered into in connection with this Agreement, more than once in respect of the same Loss or Tax, and accordingly the Seller shall not be liable under this Agreement if and to the extent that the Loss or Tax is or has been or may be recovered under this Agreement, any other agreement or following any claim whatsoever made by the Buyer or any Target Group Company under any ground other than under this Agreement.

(g)  Certain Actions. Without limitation to Section 8.8, no indemnification under this Agreement shall be available to the extent that facts and circumstances that might serve as the basis of such claim would not have arisen but for, or any Loss or Tax related thereto was increased by (but only to the extent of such increase), a transaction, action or omission (including, without limitation, a failure to make a claim for relief) carried out or effected by the Buyer or any of its Related Persons (including, without limitation, the Target Group Companies) following the Closing. No Loss shall be indemnified by the Seller to the extent any such Loss or any part thereof is attributable to or increased by an act or thing done or omitted to be done by any person at any time before the Closing with the permission of the Buyer or under the terms of this Agreement or any Ancillary Agreement.

(h)  Changes in Law. No indemnification under this Agreement shall be available to the extent that facts and circumstances that might serve as the basis of such claim would not have arisen but for, or any Loss or Tax related thereto was increased by (but only to the extent of such increase), the passing of. or change in, any Law (including, without limitation, any Law that is enacted, issued, promulgated, enforced, enabled, made effective or entered pursuant to, in furtherance of, in connection with or in transposition, implementation, enabling or enforcement of, any directive or other framework laws, statutes, regulations or similar provisions) or any change in the interpretation or application of any of the foregoing, following the date of this Agreement (including, without limitation, any increase in the Tax rates or an imposition of Tax, in each case not in force or in a manner different than, at the date of this Agreement).

(i)  Contingent Liabilities. The Seller shall not be liable under this ARTICLE VIII in respect of any claim, Loss or Liability which is contingent unless and until such contingent Liability becomes an actual Liability and is due and payable.

Section 8.7 Characterization for Tax Purposes. All payments (a) made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 8.2 or Section 8.3, (b) made pursuant to Section 6.7 and (c) any Post-Closing Adjustment Amount pursuant to Section 2.8, shall be treated as adjustments to the Final Purchase Price for Tax purposes.

Section 8.8 Mitigation. Each Indemnified Party shall use its reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no Liability for any portion of such Loss that could reasonably have been avoided had the Indemnified Party made such efforts. Without limitation to the generality of the foregoing, after the Buyer acquires knowledge of any fact or circumstance that results in or reasonably would be expected to result in an indemnified Loss or Third Party Claim under this Agreement, the Buyer shall notify the Seller promptly and implement such reasonable actions as the Seller shall request in writing for the purposes of mitigating the possible Losses arising therefrom (such actions, “Mitigation Actions”). In determining whether a proposed Mitigation Action is reasonable, the Parties will take into account, among other relevant factors: (a) the requirements of applicable Law; (b) what is reasonably advisable in order to avoid a material potential Liability; (c) the industry standards and practices in respect of similar facts and circumstances; (d) the economic, regulatory, legal, administrative and other costs and benefits of such action (as opposed to no action or alternative possible actions) to the Buyer and its Affiliates (without regard to the existence of any indemnification obligation of the Seller under Section 6.7 or this ARTICLE VIII); and (e) the interest of the Target Group Companies in maintaining good commercial relationships with its employees, customers and suppliers.

Section 8.9 Remedies. Following the Closing, the rights and remedies of the Buyer under this ARTICLE VIII and Section 6.7(f), as qualified by the other provisions of this Agreement, including, without limitation, Section 6.7 and Section 10.3 hereof, shall be sole and exclusive remedy of the Buyer and excludes any and all other rights, remedies and causes of action which the Buyer and its Related Persons (including, without limitation, the Target Group Companies following the Closing) may have against the Seller and its Related Persons, under, in connection with, arising out of, resulting from or in any way related to this Agreement, any Ancillary Agreement, the Transaction or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any Ancillary Agreement, and the Transaction, or otherwise against the Seller and/or its Related Persons with respect to any of the foregoing, under any theory of recovery whatsoever (including, without limitation, at law or in equity and including, without limitation, any of the remedies referred to in Section 10.11 or tort or any other claims). Without limitation to the generality, and in connection with and in furtherance of, the foregoing: (i) each of the Buyer and, following the Closing, the Target Group Companies (on behalf of themselves and each of their Related Persons, which Buyer agrees to cause to comply with the provisions of this Section 8.9) expressly waives any and all other rights, remedies and causes of action it (or its Related Persons) may have against the Seller (or their respective Related Persons) now or in the future under, in connection with, arising out of, resulting from or in any way related to this Agreement, any Ancillary Agreement, the Transaction or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any Ancillary Agreement, and the Transaction; and (ii) the Buyer agrees and acknowledges, that, following the Closing, the sole remedy for any claim by the Buyer against the Seller in respect of this Agreement, shall be an action for damages under, and in accordance with, the terms of this ARTICLE VIII and Section 6.7(f), as qualified by the other provisions of this Agreement, including, without limitation, Section 6.7 and Section 10.3 hereof. Each Party hereby waives any provision of any Law to the extent that it would limit, restrict, conflict with, or otherwise interfere with the application of, the foregoing agreements.

Section 8.10 No Representation; No Termination or Rescission. The Buyer acknowledges and agrees that all of the representations and warranties of the Seller under this Agreement are contractual promises only and do not amount to representations upon which the Buyer has relied when entering into this Agreement. Except as explicitly provided by Section 9.1, a breach of any representation or warranty of the Seller will not give rise to any right on the part of the Buyer to terminate, rescind or revoke this Agreement, and the Buyer must not purport or seek to do any of these things in the event of any such breach.

Section 8.11 Default Interest.

(a)  If a Party fails to pay any amount payable under this Agreement on the due date for payment, that Party must, in addition to a continuing liability to pay the amount unpaid, pay interest on the amount unpaid at the higher of:

(i) a simple interest rate of fifteen percent (15%) per annum; and

(ii)  the rate of interest per annum (if any) fixed or payable under any judgment or other thing into which the liability to pay the amount becomes merged.

(b) The interest payable under Section 8.11(a):

(i)  accrues from day to day from and including the due date for payment up to the actual date of payment, before and, as an additional and independent obligation, after any judgment or other thing into which the liability to pay the amount becomes merged; and

(ii)  may be capitalized by the Person to whom it is payable at monthly intervals on the basis of the 365-day count convention.

(c)  The right to require payment of interest under this Section 8.11 is without prejudice to any other rights a non-defaulting Party may have against the defaulting Party at law or in equity permitted under this Agreement.

(d)  A failure to pay any amount under this Agreement is not remedied until both the amount unpaid and any interest payable under this Section 8.11 have been paid in full.

ARTICLE IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Buyer and the Seller;

(b)  by either the Buyer, on one hand, or the Seller, on the other hand, by giving written notice of such termination to the other Party, if the Closing shall not have occurred on or prior to the date that is six (6) months following the date of this Agreement, or, if such date is not a Business Day, the next following Business Day (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Buyer, if its failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Closing to occur on or before the Outside Date, or to the Seller, if the Seller’s failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Closing to occur on or before the Outside Date;

(c)  by the Seller, by written notice to the Buyer, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, in any such case such that the conditions precedent set forth in Section 7.2, as the case may be, would not be satisfied as of such time and such breach is not curable or, if curable, has not been cured prior to the Outside Date; provided, however, that the Seller is not then in material breach of this Agreement so as to cause any of the conditions precedent set forth in Section 7.2, as the case may be, not to be satisfied; or

(d)  by the Buyer, by written notice to the Seller, if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, in any such case such that the conditions precedent set forth in Section 7.3, as the case may be, would not be satisfied as of such time and such breach is not curable or, if curable, has not been cured prior to the Outside Date; provided, however, that the Buyer is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.3, as the case may be, not to be satisfied;

(e)  by the Seller, if Buyer has, after five (5) days written notice from the Seller, failed to consummate the Transactions on the date on which the Closing would have occurred pursuant and subject to the provisions of Section 2.2 if the Buyer had not failed to consummate the Transactions; or

(f)  by the Seller, if any condition precedent set forth in Section 9.1 has not been satisfied by the Outside Date.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement and the Ancillary Agreements then currently in effect shall thereafter become void and have no effect, and no Party shall have any Liability to the other Party hereto or their respective Related Persons, except for the obligations of the Parties contained in this Section 9.2, and in Section 6.11, Section 10.1, Section 10.4, Section 10.6, Section 10.7, Section 10.7(a), Section 10.9, Section 10.10, Section 10.11 (and any related definitional provisions set forth in ARTICLE I), and except that nothing in this Section 9.2 shall relieve any Party from Liability for any breach of this Agreement that arose prior to such termination, for which Liability the provisions of ARTICLE VIII shall remain in effect in accordance with the provisions and limitations of such Article. For the avoidance of doubt, the Confidentiality Agreement shall survive any such termination.

ARTICLE X
MISCELLANEOUS

Section 10.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (with written confirmation of transmission) or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Parties pursuant to this clause):

To the Buyer:

Nvni Group Limited

P.O. Box 10008, Willow House, Cricket Square
Grand Cayman, Cayman Islands KY1-1001
Attn: Pierre Schurmann

with a copy (which shall not constitute notice) to:

Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31st floor
New York, NY 10036

Attn: Ross David Carmel, Esq.; Thiago Spercel, Esq.

To the Seller:

Beyondsoft International (Singapore) Pte. Ltd.

Bldg. 7, East Zone, Courtyard #10, Xibeiwang East Road,
Haidian District, Beijing, 100193, China

Attn: Viola Chen

Email: CHENCHAO35@beyondsoft.com

with a copy (which shall not constitute notice) to:

2605 Jing An Kerry Center, Tower 1,
1515 Nan Jing West Road

Shanghai 200040, China Attn: Jieni Gu

Email: jieni.gu@haiwen-law.com

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and the Seller, or, in the case of a waiver, by the Buyer or the Seller, as the case may be, against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3 No Assignment or Benefit to Third Parties; No Recourse.

(a)  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Except as provided in Section 10.3, none of the Parties may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Seller may, without consent of the Buyer, assign any and all of its rights, benefits and obligations under this Agreement to one or more direct or indirect wholly-owned subsidiaries of the Seller (other than any Target Group Company).

(b)  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement. Only the Parties that are signatories to this Agreement (and their permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement, any Ancillary Agreement, the Transaction, or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any Ancillary Agreement and the Transaction, subject to ARTICLE VIII and other provisions of this Agreement. Without limitation to the generality of the foregoing, in no event shall there be any recourse to any other Person subject to ARTICLE VIII and other provisions of this Agreement and, notwithstanding that any Party hereto or any of their successors or permitted assigns may be a corporation, a partnership or a limited liability company, no recourse hereunder shall be had against any former, current or future director, officer, agent, Affiliate, Subsidiary, portfolio company, employee, general or limited partner, member, manager or shareholder or other Representative of any Party or any of their successors or permitted assigns or any former, current or future director, officer, agent, Affiliate, Subsidiary, portfolio company, employee, general or limited partner, member, manager or shareholder or other Representative of any of the foregoing (any of the foregoing, a “Related Person”), whether by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or for any other recourse whatsoever (whether at law or in equity, and including, without limitation, any of the remedies referred to in Section 10.11 or tort or other claims of any kind) it being expressly agreed and acknowledged, for the further avoidance of doubt and without limitation to any of the foregoing, that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Related Person, as such, for any obligations of the Parties or any of their successors or permitted assigns under this Agreement or for any claim based on, in respect of, or by reason of, this Agreement, any Ancillary Agreement, the Transaction or any other matter contemplated hereby or thereby, or the process leading up to the execution and delivery of this Agreement, any Ancillary Agreement and the Transaction.

Section 10.4 Entire Agreement. This Agreement (including all Schedules and Annexes), the Ancillary Agreements and the Confidentiality Agreement contain the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 10.5 Fulfillment of Obligations. Any obligation of the Seller to the Buyer under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of the Seller, shall be deemed to have been performed, satisfied or fulfilled by the Seller.

Section 10.6 Disclosure. Any matter Fairly Disclosed in the Due Diligence Information shall be deemed to be a disclosure for all purposes of this Agreement to which such matter could reasonably be expected to be pertinent. The mere inclusion of any item in any Due Diligence Information as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by the Seller or to otherwise imply, that any such item has had or is reasonably likely to have a Company Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, or that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement. Matters Fairly Disclosed in the Due Diligence Information are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder.

Section 10.7 Governing Law; Dispute Resolutions.

(a)  This Agreement is governed by the Laws of Singapore, without giving effect to its principles or rules of conflict of laws to the extent that such principles or rules would require or permit the application of Laws of another jurisdiction.

(b)  Except for the dispute resolution mechanism provided for in Section 2.7, the Parties irrevocably agree that all disputes which may arise out of or in connection with this Agreement and the existence and validity thereof shall be exclusively referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre (“SIAC”) under the Arbitration Rules of the Singapore International Arbitration Centre (the “SIAC Rules”) in force when the notice of arbitration is submitted, which the SIAC Rules are deemed to be incorporated by reference into this Section and as may be amended by the rest of this Section 10.7(b). The seat of arbitration shall be Singapore. The language of the arbitration proceeding shall be English. The arbitration tribunal shall consist of three (3) arbitrators: each of the applicant and the respondent shall designate one (1) arbitrator and the two (2) arbitrators thus appointed shall designate the third arbitrator who shall be the presiding arbitrator; if, within thirty (30) days of a request from the other Party to the arbitration to do so, a Party to the arbitration fails to designate an arbitrator, or if the two (2) arbitrators fail to designate the third arbitrator within thirty (30) days after the confirmation of appointment of the second arbitrator, the appointment shall be made by the SIAC in accordance with the SIAC Rules.

Section 10.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.9 Headings. The heading references in this Agreement and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 10.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.11 Specific Performance. Each Party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, except as expressly set forth in this Agreement to the contrary, subject to applicable Laws, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the competent courts having jurisdiction over the Buyer or the Seller, without bond or other security being required, this being in addition to any other right, remedy or cause of action to which the Seller is entitled under any theory of recovery whatsoever (including, without limitation, at law or in equity and including, without limitation, any of the remedies referred to in Section 6.7(f) or ARTICLE VIII or tort or any other claims).

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IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

Beyondsoft International (Singapore) Pte. Ltd.

By:	/s/ Wang Bin
Name:	Wang Bin
Title:	Chairman

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

Nvni Group Limited

By:	/s/ Pierre Schurmann
Name:	Pierre Schurmann
Title:	CEO